Exhibit 99.20

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

Alliance Capital to Sell Cash Management Business to Federated Investors;
Sharpens its Focus on Core Investment Services

New York, NY, October 28, 2004 – Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today announced that Alliance Capital and Federated Investors, Inc. (“Federated”) (NYSE: FII) have reached a definitive agreement for Federated to acquire Alliance Capital’s cash management business.

Under the agreement, Federated will acquire the assets under management of 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services, which totaled approximately $29 billion at September 30, 2004.  The transaction will not include the assets of AllianceBernstein Exchange Reserves, Inc., which will continue to be available to investors in other AllianceBernstein mutual funds. In addition, Alliance Capital will continue to meet the liquidity needs of investors in its private client, managed account and institutional investment management businesses.

At the completion of the transaction, which is expected to occur in phases between first quarter 2005 and third quarter 2005, the assets of the 22 AllianceBernstein money market funds will be transferred into 21 Federated money market funds with parallel investment objectives. The transaction is subject to approval by each mutual fund’s board of directors, as well as customary closing conditions.

“The sale of our cash management business is consistent with Alliance’s commitment to focus its resources on those services —  value equity, growth equity and fixed income —  that provide our clients with long-term solutions to their investment objectives, and take advantage of our core competencies and leadership in innovative, in-depth research,” said Lewis Sanders, chief executive officer of Alliance Capital.

Alliance estimates that the sale will result in a capital gain of approximately $0.03-0.06 per Alliance Holding Unit upon the closing of the transaction in 2005. Estimated contingent payments received from Federated in the five years following the closing are expected to be similar in amount to the business’s anticipated profit contribution over that period. The overall effect on earnings is, therefore, expected to be immaterial.

About Alliance

Alliance Capital is a leading global investment management firm providing services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally

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distributed mutual fund portfolios.  Through its Sanford C. Bernstein & Co., LLC subsidiary, Alliance provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At September 30, 2004, Alliance Holding owned approximately 31.6% of the Alliance Capital Units. AXA Financial was the beneficial owner of approximately 57.8% of the outstanding Alliance Capital Units at September 30, 2004 (including those held indirectly through its ownership of approximately 1.8% of the outstanding Alliance Holding Units), which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 58.3% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, please refer to the Risk Factors section in Part I of Form 10-K for the year ended December 31, 2003.  Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong.  It is important to remember that other factors besides those listed in the Risk Factors section of Form 10-K could also adversely affect our business, operating results or financial condition.

The forward-looking statements referred to in the preceding paragraph include statements regarding the overall effect on earnings of the sale of Alliance Capital’s cash management business.  The effect of the sale on earnings resulting from contingent payments in future periods will depend on the amount of net revenue earned by Federated, which in turn will depend on the levels of assets under management generated in Federated’s products by Alliance Capital’s former cash management clients.  The amount of capital gain realized upon closing of the transaction depends on an initial payment by Federated, some of which, in certain circumstances, would need to be returned to Federated.

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